Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2014

January 27, 2015   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Craig W. Kliethermes — Executive Vice President, Operations (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Ken G. Billingsley	Compass Point Research & Trading LLC
Randy Binner	FBR Capital Markets & Co.
Mark A. Dwelle	RBC Capital Markets LLC
Adam Klauber	William Blair & Company, L.L.C.

RLI CORP.

Moderator: Aaron Jacoby

January 27, 2015

10:00 a.m. (CT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. fourth-quarter earnings teleconference. (Operator Instructions).

Before we get started let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risks factors which could cause actual results to differ materially. These risk factors are listed in the Company’s various SEC filings, including in the annual Form 10-K, which should be reviewed carefully.

The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth-quarter results. RLI management may make reference during the call to operating earnings and earnings per share from operations which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful engaging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available on the Company’s website at www.RLICorp.com.

I would now like to turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you, good morning to everyone. Welcome to the RLI earnings call for the fourth quarter of 2014. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; Tom Brown, Vice President and Chief Financial Officer; and Craig Kliethermes, Executive Vice President Operations. I’m going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results. Then Mike and Craig will talk about operations and market conditions, next we will open the call to questions and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron, and good morning. We are pleased to announce another solid quarter and an excellent finish to the year. Starting with our most important metric, we posted an 85 combined ratio in the quarter and for the full year. Before getting into the segment breakdown, let me point out that this is the 10th consecutive year with a combined ratio below 90, a remarkable feat in an industry where many companies struggle to achieve combined ratios below 100. Also, it was our 19th consecutive year below a 100 combined ratio. I am certain others on the call will have more to say on this topic later.

Back to the fourth quarter, each of our three segments contributed this excellent combined ratio with a 90 in casualty, a 74 in property and an 84 in Surety. Consistent with prior quarters, reserve releases had a positive impact, most notably in the casualty segment. While underwriting margins were excellent, on the premium side growth continued to moderate. Gross premiums were up 1% and net premiums were up 5%, both slight decelerations from recent quarters and a function of continued competitive market conditions. This has been true particularly in the Property segment, the only segment to experience a quarter-over-quarter and year-over-year premium decline.

Of particular note, Surety, our highest margin segment, achieved 8% growth in the quarter and 4% growth year-to-date despite aggressive competition. All in all, given current market conditions, this quarter’s growth remained fairly consistent with expectations as well as our ongoing emphasis on underwriting discipline. Craig and Mike will elaborate more on market conditions in a minute.

Turning to investments, the increased investment income remains a positive contributor to earnings, up 3.1% in the quarter and 5.4% year to date. Although we have been able to generally maintain average yields on a larger invested asset base during recent quarters, we are not immune to the still challenging current yield environment. In addition to the positive earnings impact from rising investment income, book value growth was aided by excellent total returns as the portfolio gained 2.2% in the quarter and 8.3% for the full year, on the strength of both the fixed income and equity markets. In addition, Maui Jim, while relatively flat in the historically slow fourth quarter, however, full-year results were up a little over 10% at $12 million. We also received a $6.6 million dividend from Maui Jim in the quarter resulting in a tax benefit of $0.04 per share.

In total, the combination of excellent underwriting and investment results drove earnings per share of $0.71 in the quarter and $2.61 for the full year. During 2014 we returned $160 million in dividends, including a $3.00 per share special dividend in the fourth quarter. Adjusting for these dividends, book value growth ended the year up 21%. And with that I will turn the call over to Mike Stone. Mike?

Mike Stone:  Tom, thanks. Good morning, everybody. Another great quarter. A great underwriting performance, 19 straight years under 100 combined ratio and 10 years under 90, superior by any measure. We do understand, however, that it is not about yesterday, it is about tomorrow. So we will give you a bit of market commentary, what we are seeing in the marketplace. Make no mistake, we’ve built a superior underwriting organization, with a superior business model, driven by an underwriting profit mindset.

As Tom said, combined ratio 84 for the quarter or 84 for the year; gross written premium up 1%, but net 5% for the quarter; gross written premium up 2% but net up 6% for the year. So, excellent underwriting performance while managing to produce growth, however modest, in an increasingly more difficult environment.

Our Casualty business, gross written premium up 4% for the quarter, 6% year to date. Net up 8% for the quarter and 9% for the year. A few moving parts in the casualty space, but overall still good environment, but starting to feel more competitive pressure.

So our Transportation business was up 36% in the quarter, CBIC package business 22%, and our Prime relationship added $2.8 million, while our commercial umbrella business was down 25% and our general liability business, our largest, was flat. So some up, some down and flat. We would expect to see this continue as the market finds its way. More importantly, we think there will be opportunities in smaller subsets of products.

For example, in geographic, as we saw in our commercial umbrella business, or specific product areas like large fleet and transportation, are in deep surplus lines like Prime for growth for a brief period of time. So, expect markets will move more spasmodically with different subsets within those products. Expect this to accelerate and exacerbate as companies get more sophisticated in data analytics and segmenting their business and as data gets more protean. We believe this benefits not just scale organizations, but even those companies that marry deep and narrow experience, field-based transaction-led underwriters with that data. That is those underwriters who are nimble and can detect movement much quickly.

Property, very difficult CAT market. Our gross written premium is down 9%. Superior underwriting performance though with a 74 combined ratio for the quarter and 85 for the year. The CAT business is under pressure from multiple competitive sources including specialists, standards, alternatives — expect us to be competitive going forward. We have deep experience in this space with technically adept underwriters and long-term experience with solid relationships with producers. We do have great underwriters here and we will continue to hold our own. We continue to find new niches and new opportunities albeit small. Craig will talk about reinsurance, which is a bit of a positive in this arena.

For Surety, a good story — we are having some technical difficulties here. Are we okay? — Gross written premium was up 8% for the quarter and 4% for the year. All our segments in this surety space are showing growth. Our energy business bounced back from a down third quarter to post growth of some 10% plus in the quarter. Our miscellaneous surety business continues its steady growth. As I have said before, we have experienced underwriters and claim teams and can meet the competitive pressures no matter how much it intensifies in this space.

Overall excellent quarter in an increasingly competitive environment. With our talented, dedicated underwriting and claim and support staff we are well-positioned to not just survive but thrive going forward. Craig will now talk about reinsurance and give us some rate commentary.

Craig Kliethermes:  Thanks, Mike, and good morning. We placed approximately 60% of our reinsurance on 1-1, which is across five treaties covering casualty, property, and our multi-line businesses. We are very pleased with the outcomes. We achieved risk adjusted rate reductions ranging between 8% and 12%, the savings of ceded premium of approximately $6 million. We expanded and better diversified our panel of reinsurers, continuing to partner with very high quality names. We broadened our terror coverage and also received a few other miscellaneous improvements and terms. We were able to take advantage of a soft CAT reinsurance market by reducing our co-participation by 5 to 10 points on some of our lower layers of our CAT treaty. All of this, including the reduction of our crop reinsurance, should increase our net premium retention approximately 2 points which should allow us to continue our trend of better net premium growth relative to gross.

On the pricing front, overall rates are flat. However, we are still setting — we are still getting increases where we think we need it — habitational, GL, and property business, marine and across all of our wheels based businesses. We also were able to receive some small increases on some of our other casualty products.

The CAT market is another story, as Mike talked about. In the wind and earthquake business we are having to give back sometimes double-digit decreases to remain competitive. It is a very competitive market and this is where underwriters can differentiate us. Knowing their niches, knowing the accounts where they can afford to give decreases and knowing when to walk away. We are fortunate to be an oasis for rational underwriters that have and will continue to make a difference.

Aaron Jacoby:  Craig, thanks. Operator we can now open the call up for questions.

Operator:  (Operator Instructions). Ken Billingsley, Compass Point.

Ken Billingsley:  I just wanted to follow up — I missed some of the numbers at the end right there regarding reinsurance and retentions. And could you go through that again? My main question is, are you increasing — it seems like you are increasing your retentions. Can you talk about what levels you are increasing your retentions within the layers? And then again, what the reinsurance — I think you said it was 8% to 12% price savings and it was off $6 million in premium.

Craig Kliethermes:  So, this is Craig. Thanks, Ken, for the question. No, we are not increasing our retentions. We are increasing — the premium retention will increase over time as we are not retaining more of the risk, but because of the rate reductions you will see the retention — the net premium retention relative to gross written premiums should go up over time.

And recall that we did — we mutually terminated our crop business which had a significant ceded premium associated with it, about $22 million, and that has been terminated effective 1-1, so that is going away as well. So our net premium retention relative to gross should go up about 2 points we believe for the year.

We did not take any first — additional first dollar retention. We actually bought a little more on our CAT treaty is what I said and a lower — layered and in the lower layers we bought down our co-participation. So we participated in those first two layers and we are participating less on a go-forward basis. However, we still receive premium and rate reductions overall for our CAT treaty, even after retaining less in those layers.

Ken Billingsley:  And with CAT coverage getting cheaper, is there a reason — and also the ability to grow, albeit a little bit more stagnant, is there a reason not to retain some more of the business maybe temporarily given that you can count on some higher-level coverage if something big happens, but obviously you are under a 90% combined ratio in general?

Mike Stone:  Ken, this is Mike Stone, I will try that and then Craig can correct me. It seems to me that it is backwards. I mean, why would we retain more when they are giving it away and then buy less when it is expensive? So, we bought a little bit more this year because it was cheaper from still high-quality reinsurers. I don’t know what is going to change the marketplace in the CAT business short of an event. So would we rather have less or more reinsurance when that happens from quality reinsurers?

Craig Kliethermes:  I mean fundamentally it was a question of using this cheaper capital that was coming on the market making itself available or using our own capital. And I believe we made the right decision.

Mike Stone:  It is just on the edges in any event, so —.

Ken Billingsley:  On the crop business that was terminated, I recall the last conversation that you basically said you were still interested in that line of business and segment. Can you talk about whether were there kind of opportunities there where you would look to grow it homegrown, acquire a team? And lately it looks like maybe it hasn’t — for the market as a whole crop hasn’t necessarily been as profitable. But can you talk about what you are looking at doing there now?

Mike Stone:  Yes, Ken, it’s Mike Stone again, I will try that. First off we are in the Corn Belt here, so we are right in the heart of agriculture, so we feel like we know a little something about it because we can look outside and see it. But, no, seriously we think it is not a bad space for a specialist company to have a bit of that. The problem typically with crop is it has become a scale business, that is the MPCI has. So we are looking for niches, opportunities that we can find that would get us a little niche within that space. Not necessarily the government-sponsored program but something else in and around crop or the agricultural area, that is really what we are talking about. Frankly the MPCI business has gotten way to scale dependent and wouldn’t be a great fit for us at this stage in our development.

Ken Billingsley:  Last question is on the surety side, obviously you seem pretty bullish on that, talked about the excess competition, but that with your team you still see a lot of opportunity. Can you talk about where directionally you see the opportunities? Is it regionally based, is it a specific product? Can you talk about in general what you are seeing?

Mike Stone:  Yes, Ken, it is Mike Stone again. Yes, we like surety, we’ve liked surety for the last 20 plus years. Certainly our miscellaneous, which is our small transaction business, we have a solid footprint there with we think superior systems and superior relationships, it really is a small premium so it is a very — we need to be good at process and good at managing those small premium items. So we think that is good, we think we will be able to grow that over time. We are not going to grow real rapidly unless we are able to find some acquisition. For example we were able to grow it with the CBIC acquisition which gave us a nice additional footprint on the western part of the US, which we have not had as much of a footprint in. So we like that business going forward.

Certainly our contract business we are continuing to grow out. Again, I would say CBIC has helped us there as well. So we like where we are in the surety business. We think that is going to continue to perform well, though there is quite a bit of competition. As I have said in the past number of quarters, we seem like we get a new competitor a month or a quarter. And people will find out it’s not that easy. There are some structural benefits that we have for being in this business for the length of time that he have, from being able to build systems and build relationships and understand the difference in those markets. So we think it is a good third leg of our three segments and we will continue to invest in that business going forward.

Ken Billingsley:  Great, last question and I will turn it over to someone else. Seeing the special dividend increase this year over the prior year and looking at what it has to statutory leverage, how high do you — are you guys comfortable — given pricing and the direction that terms and conditions may be changing in general from your competitors, how high are you comfortable taking underwriting leverage on a statutory basis?

Jon Michael:  This is Jon Michael. Certainly it depends on the market, if the market pricing environment turns firm we certainly are comfortable with 125 or even a bit higher than that. In our current market, maybe up to one-to-one or perhaps a little north of one-to-one. So, it depends on the pricing environment that we find ourselves in.

Ken Billingsley:  Great, thank you for taking questions.

Operator:  Randy Binner, FBR Investment Bank.

Randy Binner:  I have a couple and let me start with kind of just a quick one and that is on — you mentioned that quake is getting increasingly competitive. I think we talked about on the last call that a lot of the incremental competition is coming from alternative reinsurance capital in particular. Is that still the case why people would be piling into quake all of a sudden?

Mike Stone:  Randy, it is Mike Stone, I think I said there is competition from all sources in this business. Certainly the alternatives are finding their way in. They are partnering up with MGAs and other companies that are using that capital. But there is not a dearth of competition without the alternatives. So the standard lines companies are moving in, plenty of specialists including us in that space. There hasn’t been an event of any magnitude for quite some time and memories are fairly short. We like where we are in that space, we haven’t — if anything we have reduced our exposure over time. And managing our tolerances we think appropriately as we go into this space.

But obviously at some point it gets too cheap. But obviously reinsurance — the price of reinsurance keeps going down too. So it benefits the ultimate consumer and I guess that’s what we are here for.

Randy Binner:  Yes, that was going to be the reinsurance was the follow-on. And so, no, my understanding is that folks don’t buy earthquake coverage whether it is differences — difference in conditions or I guess more straightforward commercial products. I mean does this mean that more supply is meaning that folks are buying more cover? So we may actually — if we have an event out in California or something there would be more insured losses, is that what is happening on the ground?

Craig Kliethermes:  Randy, this is Craig Kliethermes. No, I would say the demand is still not up despite prices going down. I think our take-up rate is still about the same as what it has been commercial — I think it is short of 10% of people buy earthquake coverage, and I think it is even less than that on the residential side. Unless the banker requires it, it doesn’t become a coverage that people think about. As Mike said, memories are short — it has been 20 years or so since the last really big one. It is a discretionary purchase for some of them until it happens unfortunately.

Randy Binner:  Okay, understood. Thanks. And then this is maybe a little bit more of a kind of philosophical or I don’t know how to describe it, but in the casualty area you are kind of showing the increased competition in the market by I think Mike said spasmadic changes in the top-line. So transportation and package was up maybe 25% or something like that and then commercial umbrella was down a lot. So I guess I am trying to tie that with the concept that Travelers had talked about on their call of as rates come down and exposures are the same or go up, basically your book of business is getting better priced and so your incremental decisions are going to lead to kind of bigger potential changes, both from a pricing and ultimately from a top-line perspective. Is that the right way to think of it? And can you share with us in casualty kind of where your price increase versus loss trend versus exposure growth is trending? Are all of those lines on the chart kind of converging together at this point?

Mike Stone:  Randy, this is Mike Stone; I will take the philosophical part. But that was much more than just philosophy, it was pretty technical there at the end, so we will let Craig talk about that convergence of rate and trend. But I do — first off the word was spasmodic which is a combination of sporadic and spasmadic.

In any event I think what is happening is that companies are getting better at analyzing the data and analyzing their books of business. Now understand that Travelers and us are significantly different we are more in the surplus line space, certainly the specialty space where there typically isn’t as much competition. Typically it takes more experienced underwriters on the ground to manage that business and be able to select that business. And what we try to do is marry the deep underwriting experience, the narrow, deep technical underwriters at the transaction level with better data over time. And being able to out select, whereas I think the bigger standard companies are doing it on a technical basis and trying to out rate the competition and do it through those bases.

So, I think we feel very good about where we sit in the specialty area. And I think we can continue to outperform given how we are structured and our organization is structured. And Craig can talk about trend and rate and where we are headed there.

Craig Kliethermes:  I guess all I would add on that is that trends have been fairly flat, benign over the last several years. Whether they’re going to stay like that is very difficult to predict. So if you look at it long-term, loss cost trends certainly — I don’t think that rates overall are keeping up with what we would believe are long-term loss cost trends. But certainly, based on reserve releases and how well the entire industry has done generally, they certainly have kept pace with recent trends — recent loss trends. So I would say loss trends have been fairly flat recently across most products.

Where it is not, let’s say workers comp, transportation — that is where we are getting some increases where we have seen some spikes in either frequency or severity and the whole market has responded. And the one place where I would say definitely it is probably — you can’t say it is keeping up is certainly in the CAT space. So — but if you don’t have an event you can be fooled into thinking there is not going to — the loss ratio is zero. So what is the trend? That is one of those sporadic lines Mike talked about.

Randy Binner:  Sure, that is helpful. I was kind of thinking more casualty on the question. So to sum it up, if you were going to say kind of loss trend pricing and exposures all seem pretty flattish for ROI on the casualty side broadly speaking, is that fair?

Craig Kliethermes:  I think that is fair. Our underlying loss ratios that we have estimated here have probably been pretty flat across casualty for the last three or four years.

Randy Binner:  Yes, no, and I appreciate Mike’s commentary about how Travelers is a different underwriting system than RLI and I think you know because you used to work there. But I think the outcome is the same here in that we’ve got to get ready for more kind of wild swings in some of the top-lines.

And then just on the income statement, there the taxes were favorable in the quarter. I apologize if I missed the explanation for that. But I guess it looks like a true up for the year, similar maybe to what we saw last year in the fourth quarter. Can we get a little more color on that because we are just modeling the tax rate kind of flat across the year and we are probably not alone? So it would be helpful to understand that better.

Tom Brown:  Yes, certainly, Randy, this is Tom Brown. It is not a really true up. If you look at — and it’s been consistent I think the last couple years in the fourth quarter. With the special dividend and about, I don’t know, 10% of the stock is in our employee stock ownership program, ESOP. The tax treatment there is effectively the dividend is income to those individuals so we get the corporate deduction — the statuary of 35%. And since that happens in the fourth quarter that has a positive impact on the tax provision there. The other piece is occasionally we get a dividend from Maui Jim, which was the case this year as well as last year. You will see that in kind of our earnings — or our earnings per share reconciliation page in the press release. We accrue at a 35% rate given the expectation that will come through more in a capital gains level. But when we get a dividend from an affiliate it is at a much lower rate.

Randy Binner:  All right, that is helpful, thanks, for the answers.

Operator:  (Operator Instructions). Mark Dwelle, RBC Capital Markets.

Mark Dwelle:  Just one to clarify, you had said it was the commercial umbrella line that was — premiums were down 25%. Did you say what the personal umbrella was down or maybe it wasn’t?

Mike Stone:  No, personal umbrella was up a little bit. This is Mike Stone — up 2% to 3%.

Mark Dwelle:  And how about pricing on personal umbrella? Is that still favorable or is it flattened out?

Craig Kliethermes:  This is Craig Kliethermes. That is an admitted product, so we have to file and get rate increases through regulators if you so desire to do so. And I mean, we try to keep up with loss cost trends and take moderate increases from year to year. So we do take increases to keep up with our loss cost trends in that product line.

Mark Dwelle:  So that is probably an example of one where — a good example of what we were just talking about in terms of rate and trend sort of matching out. Okay. And then you had said on the reinsurance treaties to think about a 2 points increase in the net versus gross retention. Would that be equally applicable across both the casualty and the property lines or would it be more so perhaps on property?

Craig Kliethermes:  It should increase the retention rate should increase across casualty and property, but probably disproportionately towards property because of the crop arrangement. If you think about our crop business we had that ran through our financials in 2013 it was about $50 million worth of premium, we cede about $22 million of that, that is all — it is not all going away but we are going to have about $8 million to $10 million of net and gross premium remaining. So all that ceded premium is going away, and that’s all hits to property line. But a lot of the savings that we got 1-1 were on the casualty side. So you are going to see some impact on the casualty side as well. Surety treaty has not yet placed yes, it’s not until second quarter. But I don’t expect you are going to see any significant changes there.

Mark Dwelle:  Just the relative size of the lines, a 1 to 2 point movement on the casualty is going to be a lot more than even a 4 or 5 point move on the property. So, okay. Last question. On the investment portfolio I guess you guys probably had somewhat the luxury of being a little bit more in cash the last part of the year. Is that something that you are examining with interest rates continuing to trend lower in terms of repositioning the portfolio in any meaningful way, particularly on the fixed income side?

Tom Brown:  Mark, hi, it is Tom Brown. I am not sure there is anything that’s real discernible on the cash. I mean we were probably building a bit with the anticipation of the special dividend in December. But we want to be fully — we really feel like we are fully invested. I think the one thing you will see is our duration has come down a bit from about 5 over the last several quarters to about 4.6 years to become a little more neutral on the yield curve. But the mix has actually been fairly steady in our portfolio.

Mark Dwelle:  Okay, appreciate that. Thanks and have a good first quarter.

Operator:  Adam Klauber, William Blair.

Adam Klauber:  Can we talk maybe about capital? Capital — obviously the business isn’t growing. Does that make acquisitions more likely? And I guess along with that, how does the pipeline look for you? And if there are no acquisitions and there is not a lot growth does that mean just continued high level dividends?

Jon Michael:  Yes, Adam, it is Jon Michael. Our position on this has been clear, that we managed our capital to the amount of capital that we think we need in the foreseeable future and our preferred — if we are over capitalized, our preferred method of distributing at this point in time has been specials. But we analyze that all the time.

You asked about pipeline. There is a good bit of, I would say, activity across the industry and we are not — we see quite a few opportunities. I mean, some of the recent ones have been megamergers, but we continue to look for those opportunities. We will continue to look for ways to deploy this capital. That is our preferred method of using the capital is deploy it ourselves and return higher than just what you would be getting for a dividend, so —.

Adam Klauber:  Okay. And more of a technical question. I am not sure if you said this before, but for the quarter it looked like the property accident year ratio ex-CAT was materially lower. What was driving that?

Tom Brown:  I’m sorry, was materially lower?

Adam Klauber: Yes.

Jon Michael:  I don’t know, Adam, maybe catch up with — we will have to research that. That doesn’t sound like anything we have said here. So we’ll maybe research it and get back to you one off on that one.

Adam Klauber:  Okay. And then how is the — and I am sorry if you said this before — how is the flow of business from standard to E&S? Is there still a decent flow? I mean obviously property — property is getting tougher all the way around. But excluding property is there still a good flow of business that was more standard business going to the E&S market or is that slowing down?

Mike Stone:  Adam, it is Mike Stone. I would say it is slowing down a bit. Usually this portion of the cycle you start to see companies that are looking to grow, are having a hard time growing, the standard guys will be a little more aggressive in this space. But it is nothing that’s substantial, it is just probably slowing down a bit.

Adam Klauber:  Okay, thank you very much.

Craig Kliethermes:  Adam, this is Craig Kliethermes. Just to go back to your other question. I think it was our RV business saw some significant improvement from the previous quarter and year-end results. So I think that is why you are seeing your non-CAT property loss ratio go down. And marine continues to improve as well.

Adam Klauber:  Okay. Is marine related to rates or is that more just lower?

Craig Kliethermes:  Some of it is rate, and complete re-underwriting. I mean we actually shrunk that book of business fairly significantly over the year from a re-underwriting effort, so they’ve both taken rate increases, fairly mid-single-digit rate increases in that business for about the third or fourth straight year, plus they re-underwrote the entire book and jettisoned 10% of the business or so.

Adam Klauber:  Okay, that is helpful. Thank you very much.

Operator:  And there are no further questions. I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thanks everybody for joining us. Another great year for the Company, 85 combined — reiterating 10 years under 90 combined, 19 consecutive years under 100. Premiums continue to grow albeit at a reduced rate, gross premiums up about 2%, net written for the year up 6%. All three segments performed well, they continue to perform well. We see a market that is moderating and, in spite of softening conditions, we persevere, even thrive. Book value growth for the year was 21%, that is adjusted for those dividends that we paid of course.

I would like to thank our dedicated RLI team for delivering another great year and this does remain a relationship business, we continue to develop those relationships with our production partners. It will ultimately lead to good customer relationships as well. Thanks and we will talk to you again next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-888-203-1112 with the ID number of 8301268. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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